Exhibit 99

CyberOptics Reports Improved Sequential Quarterly Sales and Earnings

Minneapolis, MN—October 26, 2005—CyberOptics Corporation (Nasdaq: CYBE) today reported consolidated revenues of $10,339,000 for the third quarter of 2005 ended September 30, an increase of 23% from $8,429,000 in this year’s second quarter. Net income rose to $626,000 or $0.07 per diluted share in the third quarter from $202,000 or $0.02 per diluted share in the second quarter. In the third quarter of 2004, which marked the last period before the onset of significantly slower-growth market conditions, CyberOptics reported earnings of $3,624,000 or $0.40 per diluted share on revenues of $19,385,000.

Kathleen P. Iverson, president and chief executive officer, commented: “CyberOptics’ third quarter sales and earnings were at the top end of our previously reported guidance for this period. Our improved results were paced by a 28% quarterly sequential increase in sales of electronic assembly sensors and a 26% quarterly sequential gain in sales of inspection systems. Sales of semiconductor products were virtually unchanged from the prior quarter. CyberOptics’ electronic assembly sensor business benefited from increased revenue from both of our primary customers. In addition, we made our first shipments of fiducial/inspection sensors developed for DEK International’s industry-leading line of solder paste screen printers. The results of our inspection systems operation were driven by robust sales of the higher-speed SE 300 Ultra solder paste inspection system that was introduced late in this year’s second quarter. The majority of our Ultra sales were generated by Asian original design manufacturers.”

Iverson continued: “Orders for both existing and new products have increased following the close of the third quarter. Coupled with our improved third quarter results, this heightened order activity makes us believe that our markets are starting to strengthen. Although a full recovery of our capital equipment markets typically lags that of the semiconductor sector, we are encouraged about CyberOptics’ near-term prospects. For the fourth quarter of 2005 ending December 31, we are forecasting earnings of $0.08 to $0.12 per diluted share on revenues of $11.0 to $12.0 million. Our earnings guidance reflects the impact of somewhat higher operating expenses as we push forward with important R&D programs and other growth-related initiatives.”

Steven K. Case, Ph.D., chairman and founder, said, “During the third quarter, we sold our first EPV™ 5 sensors for retrofitting the existing pick-and-place installations of a major manufacturer. Our program for integrating CyberOptics’ EPV technology into a new robotic placement platform of Universal Instruments Corporation has been placed on hold. CyberOptics and Universal have mutually agreed to review the EPV initiative within six months to a year. In the meantime, we intend to continue development efforts on our EPV technology and pursue new OEM customers.”

Case added: “In addition to the SE 300 Ultra and EPV 5, we also made initial production level shipments of the new fiducial/inspection cameras developed for DEK International’s industry-leading line of SMT solder paste screen printers. We also realized increased sales of our WaferSense™auto leveling sensor, a wireless, wafer-like device that significantly reduces the amount of time required for making leveling and coplanarity adjustments during the semiconductor manufacturing process. We believe all of these new products should position CyberOptics to maximize opportunities during the next material upturn in our global capital equipment markets.”

CyberOptics continued to carry a full valuation allowance on deferred tax assets during the first nine months of 2005, and recorded a tax provision at an estimated annual effective rate of 24%. CyberOptics will assess maintaining or eliminating its valuation allowance on deferred tax assets on a quarterly basis, and if reversed, a significant non-cash gain would be recorded.

CyberOptics ended the third quarter of 2005 with cash and marketable securities of $39,529,000, compared to $42,358,000 at the end of the prior quarter. The decline in the quarter-ending cash balance was due to the increase in accounts receivable resulting from the sequential increase in revenue and the timing of collections.

About CyberOptics
Founded in 1984, CyberOptics is a recognized leader in process yield and through-put improvement solutions for the global electronic assembly and semiconductor capital equipment markets. Headquartered in Minneapolis, Minnesota, CyberOptics conducts operations in North America, Asia and Europe.

Statements regarding the Company’s anticipated performance are forward-looking and therefore involve risks and uncertainties, including but not limited to: market conditions in the global SMT and semiconductor capital equipment industries; the level of orders from our OEM customers; the availability of parts required for meeting customer orders; the effect of world events on our sales, the majority of which are from foreign customers; product introductions and pricing by our competitors; and other factors set forth in the Company’s filings with the Securities and Exchange Commission.

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For additional information, contact:
Jeffrey A. Bertelsen, Chief Financial Officer
763/542-5000

Richard G. Cinquina
Equity Market Partners
800/522-1744

Third Quarter Conference Call and Replay

CyberOptics will review its third quarter operating results in a conference call at 4:30 pm Eastern today. Investors can access a live webcast of the conference call by visiting the investor relations section of the CyberOptics website, www.cyberoptics.com. The webcast will be archived for 30 days. A replay of the conference call can be heard through November 2, 2005 by dialing 303-590-3000 and providing the 11042196 confirmation code.

CyberOptics Corporation

Consolidated Statements of Operations (Unaudited) (In thousands, except per share amounts)	Three Months Ended Sept. 30,		Nine Months Ended Sept. 30,
	2005	2004	2005	2004

Revenue	$10,339	$19,385	$30,057	$46,809
Cost of revenue	4,925	7,890	13,393	18,956

Gross margin	5,414	11,495	16,664	27,853
Research and development expenses	1,785	2,018	5,172	5,719
Selling, general and administrative expenses	2,868	3,681	8,978	9,751
Restructuring and severance costs	—	131	—	169
Amortization of intangibles	208	231	622	688

Income from operations	553	5,434	1,892	11,526
Interest income and other	268	80	671	246

Income before income taxes	821	5,514	2,563	11,772
Provision for income taxes	195	1,890	615	1,940

Net income	$626	$3,624	$1,948	$9,832

Net income per share - Basic	$0.07	$0.41	$0.22	$1.15
Net income per share - Diluted	$0.07	$0.40	$0.22	$1.10

Weighted average shares outstanding - Basic	8,890	8,780	8,872	8,561
Weighted average shares outstanding - Diluted	9,070	9,112	9,023	8,959

Condensed Consolidated Balance Sheets

	Sept. 30, 2005 (Unaudited)	Dec. 31, 2004

Assets
Cash and cash equivalents	$17,321	$25,416
Marketable securities	13,878	5,537
Accounts receivable, net	9,240	7,424
Inventories	7,774	7,178
Income tax receivable	—	—
Other current assets	918	511

Total current assets	49,131	46,066
Marketable securities	8,330	9,331
Intangible and other assets, net	7,658	8,706
Fixed assets, net	1,140	993

Total assets	$66,259	$65,096

Liabilities and Stockholders’ Equity
Accounts payable	$2,639	$1,543
Accrued expenses	3,197	5,602

Total current liabilities	5,836	7,145

Total stockholders’ equity	60,423	57,951

Total liabilities and stockholders’ equity	$66,259	$65,096

Backlog Schedule:

4th Quarter 2005		$3,832
1st Quarter 2006 and thereafter		180

Total backlog		$4,012